Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Second Quarter Fiscal Year 2009 Results
Counter cyclical balance sheet delivers strong cash flow
Phoenix, January 22, 2009 - Avnet, Inc. (NYSE:AVT) today reported revenue of $4.27 billion for second quarter fiscal 2009 ended December 27, 2008, representing a decrease of 10.2% over second quarter fiscal 2008 and 6.4% excluding the impact of changes in foreign currency exchange rates. On a pro forma (organic) basis, as defined in the Non-GAAP Financial Information Section, revenue was down 14.9% over the prior year second quarter. Net income for second quarter fiscal 2009 was $112.3 million, or $0.75 per share on a diluted basis, as compared with net income of $142.2 million, or $0.93 per share on a diluted basis, for the second quarter last year. Excluding certain items in both periods as noted below, net income for the current year second quarter was $95.0 million, or $0.63 per share on a diluted basis, as compared with prior year net income of $135.9 million, or $0.89 per share on a diluted basis.
Operating income for second quarter fiscal 2009 was $140.1 million, down 32.6% as compared with operating income of $207.9 million in the year-ago quarter. Included in “Selling, general and administrative expenses” are restructuring, integration and other items amounting to $13.1 million pre-tax, $10.0 million after tax and $0.06 per share on a diluted basis as more fully described in the Non-GAAP Financial Information section of this release. Excluding these items in the current period, operating income for the second quarter fiscal 2009 was $153.2 million, down 26.3% as compared with the prior year second quarter. Operating income as a percentage of sales, excluding the items noted above, was 3.6% in the current year quarter as compared with 4.4% last year. The Company also recorded a net tax benefit of $27.3 million, or $0.18 per share on a diluted basis, primarily related to the settlement of income tax audits in Europe.
Roy Vallee, Chairman and Chief Executive Officer, commented, “Our second fiscal quarter was unusually challenging as demand weakened through the quarter culminating with lower-than-expected revenue in the month of December. This slowdown was widespread as all three regions and both operating groups contributed to a double digit year-over-year organic revenue decline for the quarter. Based on these results and our expectation of continued market weakness over the next few quarters, we have initiated additional cost reductions of $50 million in annualized savings and are expected to be fully implemented by the end of our fiscal year. We continue to actively manage costs and working capital to keep our P+L and balance sheet aligned with market realities. Our value-based management culture and counter cyclical balance sheet, coupled with our industry leading scale and scope, should allow us to gain market share during this downturn and emerge an even stronger company when growth returns.”
Operating Group Results
Electronics Marketing (EM) sales of $2.27 billion in the second quarter fiscal 2009 were down 8.5% year over year on a reported basis and down 5.6% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, EM revenue decreased 12.0% year over year. EM sales in the Americas, EMEA and Asia regions decreased 6.9%, 13.0% and 5.6%, respectively, year over year on a reported basis. Excluding the impact of changes in foreign currency exchange rates, revenue in the EMEA region was down 3.5% year over year. On a pro forma basis, EM sales in the Americas, EMEA and Asia in the second quarter fiscal 2009 decreased 8.9%, 16.1% and 11.1%, respectively, as compared with the year ago quarter. EM operating income of $99.1 million for second quarter fiscal 2009 was down 21.7% over the prior year second quarter’s operating income of $126.6 million and operating income margin of 4.4% was down 74 basis points as compared with the prior year quarter.
Mr. Vallee added, “We knew demand was slowing going into the December quarter, but the rapid change in momentum was beyond our expectations as the electronics supply chain reacted with unprecedented speed to reduce inventories and backlog. Deceleration in our Asia business in November caused us to lower expectations and a weaker-than-expected month of December in the Americas resulted in EM revenue finishing at the low end of our expectations. This weakness in our more profitable Americas region was a major contributor to the year-over-year decline in operating income dollars and margin. Some of the additional cost actions announced in this release have already been taken within our EM operating group and additional actions to adjust expenses and working capital will be taken over the next couple of quarters.”
Technology Solutions (TS) sales of $2.00 billion in the second quarter fiscal 2009 were down 12.0% year over year on a reported basis and down 7.3% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, TS revenue was down 18.0% year over year. On a reported basis, second quarter fiscal 2009 sales in Americas, EMEA and Asia were down 12.5%, 8.1% and 26.2%, respectively, year over year. EMEA revenue was up 5.2% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, the second quarter fiscal 2009 sales in the Americas, EMEA and Asia declined by 12.5%, 25.2% and 29.3%, respectively, year over year. TS operating income was $66.9 million in the second quarter fiscal 2009, a 32.7% decrease as compared with second quarter fiscal 2008 operating income of $99.4 million, and operating income margin of 3.3% decreased by 103 basis points versus the prior year second quarter.
Mr. Vallee further added, “Technology Solutions experienced a below normal calendar year-end surge as revenue finished at the low end of expectations due primarily to a weaker-than-expected final week in the Americas region. Similar to EM, the shortfall in the more profitable Americas region negatively impacted profit volume and margins. Therefore, we are taking more cost reduction actions in the TS business to continue aligning our cost structure to expected revenues. We are pleased with our progress this quarter in EMEA where previously announced restructuring and the addition of Horizon Technology are having the expected positive impact on performance.”
Cash Flow
During the second quarter of fiscal 2009, the Company generated $320 million of cash from operations and on a rolling four quarter basis generated $728 million. As a result, the Company ended the quarter with $671 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $550 million.
Ray Sadowski, Chief Financial Officer, stated, “We were able to further strengthen our liquidity position with the generation of significant cash flow during the quarter. Our balance sheet continues to be the strongest it has been in years. Regarding our profitability, we continue to monitor the global economic slowdown and are taking appropriate corrective actions as needed. Our long term goals have not changed and we remain committed to creating shareholder value for the long term.”

Outlook
For Avnet’s third quarter fiscal year 2009, management expects less-than-normal seasonality at both EM and TS and is providing a wider range of forecasts due to the unpredictable nature of the current economic environment. EM sales are anticipated to be in the range of $2.15 billion to $2.45 billion and sales for TS are expected to be between $1.45 billion and $1.75 billion. Therefore, Avnet’s consolidated sales are forecasted to be between $3.60 billion and $4.20 billion for the third quarter fiscal year 2009. Management expects third quarter fiscal year 2009 earnings to be in the range of $0.45 to $0.53 per share. The above EPS guidance does not include anticipated restructuring and integration charges related to the cost reductions noted earlier in this release and the integration of businesses acquired. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the third fiscal quarter of the current fiscal year is $1.30 to €1.00. This compares with an average exchange rate of $1.49 to €1.00 in the third quarter of fiscal 2008.
While management currently does not believe that the current recessionary environment will have a long term material impact on the Company’s business and its ability to reach its long-term goals, a prolonged economic downturn and deteriorating business conditions may result in the impairment of the book value of the goodwill. However, the drop of the Company’s stock price since September 2008, although inline with the decrease of the overall market downturn in percentage terms, has resulted in a market capitalization that is significantly smaller as compared with the end of the Company’s last fiscal year. As a result, the Company is continuing to evaluate the necessity of an impairment of goodwill which could result in a non-cash charge.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The Company also discloses revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other charges is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and diluted earnings per share adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Items included in “Selling, general and administrative expenses” impacting second quarter fiscal 2009 results totaled $13.1 million pre-tax, $10.0 million after tax, and $0.06 per share on a diluted basis and consisted of restructuring and integration charges of $11.1 million pre-tax, and other charges of $2.0 million pre-tax. The Company also recognized a net tax benefit of $27.3 million, or $0.18 per share on a diluted basis.
Items impacting second quarter fiscal 2008 included a gain on sale of assets which totaled $7.5 million pre-tax, $6.3 million after-tax and $0.04 per share on a diluted basis.

				Diluted
	Op Income	Pre-tax	Net Income	EPS
Second Quarter Ended Fiscal 2009	$ in thousands, except per share data
GAAP results	$140,092	$123,474	$112,288	$0.75
Restructuring, integration and other charges	13,149	13,149	9,995	0.06
Net reduction in tax reserves	—	—	(27,330)	(0.18)

Adjusted results	$153,241	$136,623	$94,953	$0.63

Second Quarter Ended Fiscal 2008
GAAP results	$207,867	$205,851	$142,206	$0.93
Gain on sale of assets	—	(7,477)	(6,320)	(0.04)

Adjusted results	$207,867	$198,374	$135,886	0.89

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2008. Prior period revenue adjusted for this impact is presented in the following tables:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
		(in thousands)
Q1 Fiscal 2009	$4,494,450	$573	$4,495,023
Q2 Fiscal 2009	4,269,178	—	4,269,178

Fiscal 2009 YTD	$8,763,628	$573	$8,764,201

Q1 Fiscal 2008	$4,098,718	$355,914	$4,454,632
Q2 Fiscal 2008	4,753,145	263,156	5,016,301
Q3 Fiscal 2008	4,421,645	159,986	4,581,631
Q4 Fiscal 2008	4,679,199	141,860	4,821,059

Fiscal year 2008	$17,952,707	$920,916	$18,873,623

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Flint Distribution Ltd.	EM	07/05/07
Division of Magirus Group	TS	10/06/07
Betronik GmbH	EM	10/31/07
ChannelWorx	TS	10/31/07
Division of Acal plc Ltd.	TS	12/17/07
YEL Electronics Hong Kong Ltd.	EM	12/31/07
Azzurri Technology Ltd.	EM	3/31/08
Horizon Technology Group plc	TS	6/30/08
Source Electronics Corporation	EM	6/30/08
Ontrack Solutions Pvt Ltd	TS	7/31/08
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED
	DECEMBER 27,	DECEMBER 29,
	2008 *	2007 *

Sales	$4,269.2	$4,753.2

Income before income taxes	123.5	205.8

Net income	112.3	142.2

Net income per share:
Basic	$0.75	$0.95
Diluted	$0.75	$0.93

	FIRST HALVES ENDED
	DECEMBER 27,	DECEMBER 29,
	2008 *	2007 *

Sales	$8,763.6	$8,851.9

Income before income taxes	260.5	359.9

Net income	205.1	247.7

Net income per share:
Basic	$1.36	$1.65
Diluted	$1.36	$1.62

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 27,	DECEMBER 29,	DECEMBER 27,	DECEMBER 29,
	2008 *	2007 *	2008 *	2007 *

Sales	$4,269,178	$4,753,145	$8,763,628	$8,851,863
Cost of sales	3,735,666	4,156,493	7,645,949	7,728,683

Gross profit	533,512	596,652	1,117,679	1,123,180

Selling, general and administrative expenses (Note 1 *)	393,420	388,785	823,062	750,117

Operating income	140,092	207,867	294,617	373,063

Other income, net	817	8,131	168	15,561
Interest expense	(17,435)	(17,624)	(34,295)	(36,181)
Gain on sale of assets (Note 2 *)	—	7,477	—	7,477

Income before income taxes	123,474	205,851	260,490	359,920

Income tax provision	11,186	63,645	55,397	112,177

Net income	$112,288	$142,206	$205,093	$247,743

Net earnings per share:
Basic	$0.75	$0.95	$1.36	$1.65

Diluted	$0.75	$0.93	$1.36	$1.62

Shares used to compute earnings per share:
Basic	150,721	150,113	150,641	150,045

Diluted	150,721	152,975	151,325	153,217

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	DECEMBER 27,	JUNE 28,
	2008	2008

Assets:
Current assets:
Cash and cash equivalents	$670,853	$640,449
Receivables, net	3,200,986	3,367,443
Inventories	1,753,256	1,894,492
Prepaid and other current assets	80,063	68,762

Total current assets	5,705,158	5,971,146
Property, plant and equipment, net	250,691	227,187
Goodwill	1,802,485	1,728,904
Other assets	289,312	272,893

Total assets	8,047,646	8,200,130

Less liabilities:
Current liabilities:
Borrowings due within one year	38,320	43,804
Accounts payable	2,149,354	2,293,243
Accrued expenses and other	455,727	442,545

Total current liabilities	2,643,401	2,779,592
Long-term debt, less due within one year	1,182,982	1,181,498
Other long-term liabilities	110,368	104,349

Total liabilities	3,936,751	4,065,439

Shareholders’ equity	$4,110,895	$4,134,691

AVENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST HALVES ENDED
	DECEMBER 27,	DECEMBER 29,
	2008	2007
Cash flows from operating activities:

Net income	$205,093	$247,743

Non-cash and other reconciling items:
Depreciation and amortization	35,483	27,710
Deferred income taxes	16,251	43,586
Stock based compensation	13,212	15,870
Other, net	20,612	3,148

Changes in (net of effects from business acquisitions):
Receivables	38,916	(362,998)
Inventories	50,149	3,391
Accounts payable	(108,972)	80,361
Accrued expenses and other, net	43,498	(18,820)

Net cash flows provided from operating activities	314,242	39,991

Cash flows from financing activities:
(Repayment of) proceeds from bank debt, net	(7,391)	46,924
(Repayment of) proceeds from other debt, net	(1,795)	13,256
Other, net	904	6,202

Net cash flows (used for) provided from financing activities	(8,282)	66,382

Cash flows from investing activities:
Purchases of property, plant, and equipment	(49,601)	(32,701)
Cash proceeds from sales of property, plant and equipment	1,633	11,938
Acquisitions of operations, net of cash acquired	(212,728)	(255,676)
Cash proceeds from divestiture activities	—	3,000

Net cash flows used for investing activities	(260,696)	(273,439)

Effect of exchange rates on cash and cash equivalents	(14,860)	26,846

Cash and cash equivalents:
- increase (decrease)	30,404	(140,220)
- at beginning of period	640,449	557,350

- at end of period	$670,853	$417,130

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 27,	DECEMBER 29,	DECEMBER 27,	DECEMBER 29,
	2008	2007	2008	2007

SALES:

Electronics Marketing	$2,267.3	$2,479.1	$4,968.8	$4,970.3

Technology Solutions	2,001.9	2,274.1	3,794.8	3,881.6

Consolidated	$4,269.2	$4,753.2	$8,763.6	$8,851.9

OPERATING INCOME (LOSS):

Electronics Marketing	$99.1	$126.6	$237.8	$256.8

Technology Solutions	66.9	99.4	118.0	157.9

Corporate	(12.8)	(18.1)	(38.1)	(41.6)

	$153.2	$207.9	$317.7	$373.1

Restructuring, integration and other charges	(13.1)	—	(23.1)	-

Consolidated	$140.1	$207.9	$294.6	$373.1

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
SECOND QUARTER AND FIRST HALF OF FISCAL 2009
(1) The results for the second quarter of fiscal 2009 included restructuring, integration and other charges which totaled $13,149,000 pre-tax, $9,995,000 after tax and a $0.06 per share on a diluted basis. Restructuring and integration costs of $11,142,000 pre-tax consisted of severance and costs to exit certain facilities as part of the Company’s cost reduction actions and charges related to the integration of recently acquired businesses. Other charges included a loss of $2,007,000 pre-tax resulting from a further decline in the market value of certain small investments that the Company has liquidated related to its deferred compensation program. In addition to the above, the Company also recognized a net tax benefit of $27,330,000, or $0.18 per share on a diluted basis, primarily related to the settlement of income tax audits in Europe.
     Results for the first half of fiscal 2009 also included restructuring, integration and other charges which totaled $23,140,000 pre-tax, $17,734,000 after tax and $0.11 per share on a diluted basis. Restructuring and integration charges amounted to $16,219,000 pre-tax and loss on investments totaled $3,091,000 pre-tax. The Company recognized intangible asset amortization expense of $3,830,000 related to the completion of the valuation of identifiable intangible assets for several acquisitions which closed during the prior fiscal year. In addition to the above, the Company also recognized a net tax benefit of $26,145,000, or $0.17 per share on a diluted basis, in the first half of fiscal 2009 primarily related to the settlement of income tax audits in Europe.
(2) During the second quarter and first half of fiscal 2008, the Company recognized a gain on the sale of assets totaling $7,477,000 pre-tax, $6,320,000 after tax and $0.04 per share on a diluted basis. In October, the Company sold a building in the EMEA region and recognized a gain of $4,477,000 pre- and after tax and $0.03 per share on a diluted basis. Due to local tax allowances, the building sale was not taxable. The Company also recognized a gain of $3,000,000 pre-tax, $1,843,000 after-tax and $0.01 per share on a diluted basis for the receipt of contingent purchase price proceeds related to a prior sale of a business.